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                                                                    EXHIBIT 99.1



                       INTERMAGNETICS GENERAL CORPORATION

                     2000 STOCK OPTION AND STOCK AWARD PLAN

Section 1. Purpose

         The Plan (i) authorizes the Board to motivate and reward superior performance by providing key Employees and Consultants of the Corporation and its Subsidiaries, who are in a position to contribute materially to the long-term success of the Corporation, with options and stock awards with respect to Common Stock of the Corporation, and (ii) provides for the grant of options and stock awards to Non-Employee Directors of the Corporation in accordance with the terms specified herein. The Corporation believes that this incentive program will cause those persons to increase their interest in the Corporation's welfare, and aid in attracting and retaining Employees, Directors and Consultants of outstanding ability.

Section 2. Definitions

         Unless the context clearly indicates otherwise, the following terms, when used in this Plan, shall have the meanings set forth in this Section:

         (a) "Board" shall mean the Board of Directors of the Corporation.


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         (b) "Change in Control" shall mean the occurrence of any of the following: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the voting power of the then outstanding securities of the Corporation; (ii) during any period of two consecutive calendar years there is a change of 25% or more in the composition of the Board of the Corporation in office at the beginning of the period except for changes approved by at least two-thirds of the Directors then in office who were Directors at the beginning of the period; (iii) the stockholders of the Corporation approve a merger or consolidation of the Corporation with or into another corporation (other than a Subsidiary or merger in which the Corporation survives and its outstanding voting stock is not converted or its stockholders have substantially the same proportionate interest in the voting stock of the surviving corporation or its Parent as they did immediately prior to such merger), the disposition of substantially all the assets of the Corporation, or a liquidation or dissolution of the Corporation. So long as there has not been a Change in Control within the meaning of clause (ii), the Board may adopt by two-thirds vote of the "continuing directors" a resolution to the effect that an event described in clauses (i) or (iii) shall not constitute a "Change in Control." For purposes of this clause, "continuing directors" means those members of the Board who either were directors at the beginning of any period of two consecutive calendar years, or were elected by, or on the nomination or recommendation of, at least two-thirds of the then existing "continuing directors."

         (c) "Code" shall mean the Internal Revenue Code of 1986 as it may be amended from time to time.

         (d) "Committee" shall mean any Committee appointed by the Board to administer the Plan, which may consist of two persons who are non-employee directors (as defined in Rule 16b-3(b)(3) under the Exchange Act) and outside directors (as defined in Section 162(m) of the Code).

         (e) "Consultant" shall mean any consultant of the Corporation or its Subsidiaries.

         (f) "Control Person" shall mean any person who, as of the date of grant of an Option, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent of the total combined voting power or value of all classes of stock of the Corporation or of any Parent or Subsidiary.

         (g) "Corporation" shall mean Intermagnetics General Corporation, a New York Corporation.

         (h) "Director" shall mean any member of the Board.
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         (i) "Employee" shall mean any employee of the Corporation or its
Subsidiaries, including Directors who are otherwise employed by the Corporation.

         (j) "Exchange Act" shall mean the Securities Exchange Act of 1934 as it may be amended from time to time.

         (k) "Fair Market Value" shall mean, for any day, the closing price of the Stock on the consolidated market as reported in the Wall Street Journal or such other publication selected by the Board, or, if no sales of Stock have taken place on such date, the closing price of the Stock on the most recent date on which selling prices were quoted, the determination to be made in the discretion of the Board.

         (l) "Grantee" shall mean a person granted an Option under the Plan.

         (m) "ISO" shall mean an Option granted pursuant to the Plan to purchase shares of the Stock and intended to qualify as an incentive stock option under
Section 422 of the Code, as now or hereafter constituted.

         (n) "Non-Employee Director" shall mean a Director of the Corporation who is not an Employee.

         (o) "NQSO" shall mean an Option granted pursuant to the Plan to purchase shares of the Stock that is not an ISO.

         (p) "Options" shall refer collectively to NQSOs and ISOs subject to the Plan.

         (q) "Parent" shall mean any parent corporation as defined in Section 424 of the Code.

         (r) "Plan" shall mean this 2000 Stock Option Plan as set forth herein and as amended from time to time.

         (s) "Stock" shall mean shares of the Common Stock of the Corporation.

         (t) "Stock Award" shall mean an award of restricted or unrestricted Stock pursuant to Section 9 of the Plan.

         (u) "Subsidiary" shall mean any subsidiary corporation as defined in
Section 424 of the Code.

Section 3. Shares of Stock Subject to the Plan

         Subject to the provisions of Section 11, the Stock which may be issued or transferred pursuant to Options and Stock Awards granted under the Plan shall not exceed 700,000 shares in the aggregate. Stock issuable upon the exercise of any Option or grant of a Stock Award may be authorized but unissued shares or reacquired shares of Stock. If any unexercised Options or Stock Awards lapse, are forfeited or terminate for any reason, the Stock covered thereby may again be granted under the Plan. More than one Option or Stock Award may be granted to one person. Subject to the provisions of Section 11, the maximum number of shares for which an individual may receive grants under the Plan during any calendar year is 350,000 shares.
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Section 4. Administration of the Plan

         The Plan shall be administered by the Board or (as described below) by the Committee. To the extent the Board has designated a Committee to administer the Plan, references herein to the "Board" shall be deemed to refer to such Committee. Subject to the express provisions of the Plan, the Board shall have the authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to determine the terms and provisions of stock option agreements thereunder and to make all other determinations necessary or advisable for the administration of the Plan and all decisions and determinations of the Board shall be final, conclusive and binding on all persons for all purposes. Any controversy or claim arising out of or related to this Plan or the Options or Stock Awards granted thereunder shall be determined unilaterally by, and at the sole discretion of, the Board. The Board's decisions and determinations under the Plan need not be uniform and may be made selectively among Grantees, whether or not such Grantees are similarly situated.

Section 5. Types of Options

         Options granted under the Plan may be of two types: ISOs and NQSOs. The Board shall have the authority and discretion to grant to an eligible Employee either ISOs, NQSOs or both, but shall clearly designate the nature of each Option at the time of grant. Consultants and Non-Employee Directors shall only receive NQSOs.

Section 6. Grant of Options to Employees and Consultants

         (a) Key Employees and Consultants of the Corporation and its Subsidiaries shall be eligible to receive Options under the Plan.

         (b) The exercise price per share of Stock subject to an Option granted to an Employee or Consultant shall be determined by the Board, provided, however, (i) that the exercise price of each share subject to an ISO shall be not less than 100% of the Fair Market Value of a share of the Stock on the date such ISO is granted, (ii) that such exercise price shall not be less than 110% of such Fair Market Value for any ISO granted to a Control Person, and (iii) that the exercise price of each share subject to an NQSO shall be not less than 85% of the Fair Market Value of a share of the Stock on the date such NQSO is granted.

         (c) The term of each Option granted to an Employee or Consultant shall be determined by the Board, provided that no Option shall be exercisable more than ten years from the date such Option is granted, and provided further that no ISO granted to a Control Person shall be exercisable more than five years from the date of Option grant.

         (d) The Board shall determine and designate from time to time the Employees and Consultants who are to be granted Options, the nature of each Option granted and the number of shares of Stock subject to each such Option.
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         (e) Notwithstanding any other provisions hereof, the aggregate Fair
Market Value (determined at the time the ISO is granted) of the Stock with respect to which ISOs are exercisable for the first time by any Employee during any calendar year under all plans of the Corporation and any Parent or Subsidiary corporation shall not exceed $100,000.

         (f) The Board, in its sole discretion, shall determine whether any Option granted to an Employee or Consultant shall become exercisable in one or more installments and specify the installment dates. The Board may also make such other provisions, not inconsistent with the terms of this Plan, as it may deem desirable, including such provisions as it may deem necessary to qualify any ISO under the provisions of Section 422 of the Code. Notwithstanding any determination by the Board regarding the exercise period of any Option granted to an Employee or Consultant, all outstanding Options shall immediately become exercisable upon a Change in Control of the Corporation.

         (g) The Board may, at any time, grant new or additional options to any eligible Employee or Consultant who has received Options previously under this Plan, or options under other plans, whether such prior Options or other options are still outstanding, have been exercised in whole or in part, or have been canceled. The exercise price of such new or additional Options may be established by the Board, subject to Section 6(b) hereof, without regard to such previously granted Options or other options.

         (h) Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, shall have an exercise price not less than 85% of the Fair Market Value of the Company Stock on the date of grant, and may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Board, upon the Grantee's death, disability or retirement, or upon a Change in Control or other circumstances permitted by applicable regulations).

Section 7. Grants of Options to Non-Employee Directors

         (a) Unless the Board determines otherwise, Options automatically shall be granted to Non-Employee Directors as described below. Subject to any requirements of applicable law, the Board may make other grants of Options to Non-Employee Directors with such terms consistent with Section 6 as the Board deems appropriate.

         (b) As of the first business day of each calendar quarter that the Plan is in existence, each then Non-Employee Director shall receive an NQSO under the Plan relating to the purchase of 2,303 shares of Stock. In the event that, on the first business day of each calendar quarter that the Plan is in effect, there are not sufficient shares available under this Plan to allow for the grant to each Non-Employee Director of an NQSO for the number of shares provided herein, each Non-Employee Director shall receive an NQSO for his or her pro rata share of the total number of shares of Stock available under the Plan.
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         (c) The exercise price of each share of Stock subject to an Option granted to a Non-Employee Director pursuant to subsection (b) shall equal the Fair Market Value of a share of Stock on the date such Option is granted. Payment of the exercise price for the shares being purchased may be made (i) in cash, (ii) by the surrender of shares of Stock (at then Fair Market Value) owned by the Non-Employee Director or (iii) through a broker pursuant to procedures permitted by Regulation T of the Federal Reserve Board. Shares used to pay the exercise price of an Option shall have been held for the requisite period of time to avoid adverse accounting consequences to the Corporation.

         (d) Each Option granted to a Non-Employee Director pursuant to subsection (b) shall have a term of ten years from the date of Option grant and shall become exercisable in three (3) equal installments of a whole number of shares on the first, second and third anniversaries of the date of grant of such Option. Notwithstanding the exercise period of any Option granted to a Non-Employee Director, all such outstanding Options shall immediately become exercisable upon a Change in Control of the Corporation.

Section 8. Exercise of Options

         (a) Upon the exercise of any Option, the Grantee shall pay the exercise price for the shares being purchased in (i) cash, (ii) by surrender of shares of Stock (at their Fair Market Value) owned by the Grantee, if permitted by such stock option agreement, or (iii) through a broker pursuant to procedures permitted by Regulation T of the Federal Reserve Board. Shares used to pay the exercise price of an Option shall have been held for the requisite period of time to avoid adverse accounting consequences to the Corporation.

         (b) The number of shares which are issued pursuant to the exercise of an Option shall be charged against the maximum limitation on shares set forth in
Section 3 hereof.

         (c) Except as provided in Section 12, no Option granted to an Employee or Consultant shall be exercised unless at the time of such exercise the Grantee is then an Employee or Consultant.

         (d) Except as provided in Section 12, no Option granted to a Non-Employee Director shall be exercised unless at the time of such exercise the Grantee is then a Non-Employee Director.
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         (e) Before the Company issues Stock to a Grantee pursuant to the exercise of an NQSO or the grant or vesting of a Stock Award, the Corporation shall have the right to require that the Grantee make such provision, or furnish the Corporation such authorization, necessary or desirable so that the Corporation may satisfy its obligation, under applicable tax laws, to withhold for income or other taxes due upon or incident to such exercise, grant or vesting. Grantees may elect (hereinafter a "Withholding Election") either:

         to have the Corporation withhold, from the Stock to be issued pursuant to such exercise, grant or vesting, such number of such shares of Stock which, or to surrender to the Corporation such number of shares of Stock already owned by the Grantee which,

         at their Fair Market Value on the date as of which the Option exercise or the grant or vesting of Stock Awards is taxable for federal income tax purposes (the "Tax Date"), shall be sufficient to satisfy the Corporation's withholding obligation with respect to the Option exercise or the grant or vesting of Stock Awards. Notwithstanding the foregoing, the amount of Shares that may be withheld may not exceed the Company's minimum federal (including FICA), state and local withholding tax obligation with respect to the Option exercise or the grant or vesting of Stock Awards. A Withholding Election may be made applicable with respect to a particular Option exercise or the grant or vesting of particular Stock Awards, to all previously granted Options and Stock Awards or to all Options or Stock Awards to be granted in the future. A Withholding Election may be made continuing until revoked by the Grantee.

The Board may adopt such rules, forms and procedures as it considers necessary or desirable to implement this Section 8, which rules, forms and procedures shall be binding upon all Grantees, and which shall be applied uniformly to all Grantees similarly situated.

Section 9. Stock Awards

         The Board may issue or transfer shares of Stock to an Employee, Non-Employee Director or Consultant under a Stock Award, upon such terms as the Board deems appropriate. The following provisions are applicable to Stock
Awards:

         (a) The Board shall determine the number of shares of Stock to be issued or transferred pursuant to a Stock Award. Shares of Stock issued or transferred pursuant to Stock Awards may be issued or transferred for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Board. The Board may, but shall not be required to, establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Board deems appropriate, including, without limitation, restrictions based upon the achievement of specific performance goals. The period of time during which the Stock Awards will remain subject to restrictions will be designated in the grant instrument as the restriction period.
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         (b) If the Grantee ceases to be employed by, or provide service to, the
Company during a period designated in the grant instrument as the restriction period, or if other specified conditions are not met, the Stock Award shall terminate as to all shares covered by the grant as to which the restrictions have not lapsed, and those shares of Stock must be immediately returned to the Corporation. The Board may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

         (c) During the restriction period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except to a successor upon death. Each certificate for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the grant agreement. The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Board may determine that the Corporation will not issue certificates for Stock Awards until all restrictions on such shares have lapsed, or that the Corporation will retain possession of certificates for shares of Stock Awards until all restrictions on such shares have lapsed.

         (d) Unless the Board determines otherwise, during the restriction period, the Grantee shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Board.

         (e) All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable restriction period and the satisfaction of all conditions imposed by the Board. The Board may determine, as to any or all Stock Awards, that the restrictions shall lapse without regard to any restriction period.


Section 10. Qualified Performance-Based Compensation

         (a) The Board may determine that Stock Awards granted to an Employee shall be considered "qualified performance-based compensation" under section 162(m) of the Code. The provisions of this Section 10 shall apply to grants of Stock Awards that are to be considered "qualified performance-based compensation" under section 162(m) of the Code. Stock Awards that are designated as "qualified performance-based compensation" must be granted by a Committee consisting of "outside directors" under Section 162(m) of the Code.

         (b) When Stock Awards that are to be considered "qualified performance-based compensation" are granted, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the performance period during which the performance goals must be met, (iii) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan and Section 162(m) of the Code. The performance goals may relate to the Employee's business unit or the performance of the Corporation and its Subsidiaries as a whole, or any combination of the foregoing. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, net earnings, operating earnings, return on assets, shareholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.
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         (c) The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code. The performance goals shall satisfy the requirements for "qualified performance-based compensation," including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.

         (d) If Stock Awards are granted under this Section 10, not more than 350,000 shares of Stock may be granted to an Employee under the Stock Awards for any calendar year in the performance period.

         (e) The Committee shall certify and announce the results for each performance period to all Grantees immediately following the announcement of the Corporation's financial results for the performance period. If and to the extent that the Committee does not certify that the performance goals have been met, the grants of Stock Awards for the performance period shall be forfeited or shall not be made, as applicable.

         (f) The Committee may provide that Stock Awards shall be granted or restrictions on Stock Awards shall lapse, in whole or in part, in the event of the Grantee's death or disability during the Performance Period, or under other circumstances consistent with the Treasury regulations and rulings under section 162(m).

Section 11. Adjustment Upon Changes in Capitalization

         In the event of any reclassification, recapitalization, merger, consolidation, reorganization, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares or any other change in corporate structure which in the judgment of the Board materially affects the value of shares, the Board may determine the appropriate adjustments if any, to the number and class of shares and the exercise price per share set forth in any Option or Stock Award theretofore granted, provided that no such adjustments shall be made to any ISO without the Grantee's consent, if such adjustment would cause such ISO to fail to qualify as such.
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Section 12. Termination of Relationship with the Corporation

         (a) Upon the termination of an Employee's employment or a Consultant's consulting relationship with the Corporation for any reason (except as otherwise set forth in this Section 12(a)), such Grantee's Options shall cease vesting as of the date of termination and shall terminate 90 days after such termination of employment or service (or after such other period as the Board shall determine). Unless the Board determines otherwise, upon termination of an Employee's employment as a result of retirement (at or after age 55 and five (5) years of service), disability or death, such Grantee or his or her legal representative may exercise any outstanding and then exercisable installments of his or her Options for a period not to exceed: (i) one year from the date of such termination in the case of death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code), and (ii) six months from the date of such termination in the case of retirement or other disability (as determined by the Board), provided, however, that in no event shall the period extend beyond the expiration of the Option term. Unless the Board determines otherwise, in no event shall any Option be exercisable for more than the maximum number of shares that the Grantee was entitled to purchase at the date of termination, retirement, disability, or death, as the case may be. In the case of an Employee or Consultant, a transfer among the Corporation and its Subsidiaries shall not be deemed to be a termination of the employment or consulting relationship. Unless the Board determines otherwise, if a Grantee changes from the status of an Employee to a Consultant, or from a Consultant to an Employee, the Grantee's outstanding Options will cease vesting, but the Grantee may retain his or her then exercisable Options during the Grantee's employment or service with the Corporation and its Subsidiaries (but not later than the expiration of the Option term). When the Grantee subsequently ceases to be an Employee or Consultant, the foregoing provisions of this subsection (a) shall apply.

         (b) Upon a Non-Employee Director ceasing to be a Non-Employee Director of the Corporation for any reason (except as otherwise set forth in this Section 12(b)), such Grantee's Options shall cease vesting as of the date of termination and shall terminate 90 days after such termination of service. Unless the Board determines otherwise, upon the Grantee ceasing to be a Non-Employee Director as a result of retirement (at or after age 70 or after five consecutive terms as a Non-Employee Director), disability (as determined by the Board) or death, the Non-Employee Director's outstanding Options shall become fully exercisable, and the period during which such Grantee may exercise his or her outstanding Options shall not exceed: (i) one year from the date of death or disability, and (ii) two years from the date of retirement, provided, however, that in no event shall the period extend beyond the expiration of the Option term. Unless the Board determines otherwise, if a Non-Employee Director becomes an Employee or Consultant, the Non-Employee Director's outstanding Options shall continue to vest during his or her employment or service with the Corporation and its Subsidiaries and the change in status shall not be considered a termination of the Non-Employee Director's service with the Company. When the Grantee subsequently ceases to be an Employee or Consultant, the provisions of Section 12(a) shall govern. Unless the Board determines otherwise, and except as provided above, in no event shall any Option be exercisable for more than the maximum number of shares that the Grantee was entitled to purchase at the date of termination, retirement, disability or death, as the case may be.

         (c) Subject to the foregoing, in the event of death, Options may be exercised by a Grantee's legal representative.

Section 13. General Provisions

         (a) Each grant shall be evidenced by a written stock option or stock award agreement. ISOs and NQSOs may be granted to Employees simultaneously and subject to a single stock option agreement, provided, however, that in no event shall a NQSO be granted in tandem with an ISO such that the exercise of one affects the right to exercise the other. The terms and provisions of such stock option or stock award agreements (including the exercise price specified therein) may vary among Grantees and among different Options or Stock Awards granted to the same Grantee.

         (b) The grant of an Option or Stock Award in any year shall not give the Grantee any right to similar grants in future years or any right to continue such Grantee's employment or consultant relationship with the Corporation or its Subsidiaries. All Grantees shall remain subject to discharge to the same extent as if the Plan were not in effect.

         (c) No Grantee, and no beneficiary or other persons claiming under or through the Grantee shall have any right, title or interest by reason of any Option or Stock Award to any particular assets of the Corporation or its Subsidiaries, or any shares of Stock allocated or reserved for the purposes of the Plan or subject to any Option or Stock Award except as set forth herein. The Corporation shall not be required to establish any fund or make any other segregation of assets to assure the payment of any Option or Stock Award.

         (d) No Option, Stock Award or other right under the Plan shall be subject to anticipation, sale, assignment, pledge, encumbrance, or charge except by will or the laws of descent and distribution, and an Option shall be exercisable during the Grantee's lifetime only by the Grantee. Notwithstanding the foregoing, a Grantee may transfer a NQSO to his or her family members or to a trust for family members for estate planning purposes, provided the Grantee gives the Corporation advance written notice of the transfer and subject to the completion of any required forms.

         (e) Notwithstanding any other provision of this Plan or stock option or stock award agreements made pursuant thereto, the Corporation shall not be required to issue or deliver any certificate or certificates for shares of Stock under this Plan prior to fulfillment of all of the following conditions:

                  (1) The listing, or approval for listing upon notice of issuance, of such shares on any securities exchange on which the Stock may then be traded;

                  (2) Any registration or other qualification of such shares under any state or federal law or regulation, or other qualification which the Board shall, in its absolute discretion and upon the advice of counsel, deem necessary or advisable;

                  (3) The obtaining of any other consent, approval or permit from any state or federal governmental agency which the Board shall, in its absolute discretion and upon the advice of counsel, determine to be necessary or advisable; and

                  (4) The execution by the Grantee (or the Grantee's legal representative) of such written representation that the Board may in its sole discretion deem necessary or advisable to the effect that the shares then being purchased are being purchased for investment with no present intention of reselling or otherwise disposing of such shares in any manner which may result in a violation of the Securities Act of 1933, as amended, and the placement upon certificates for such shares of an appropriate legend in connection therewith.

         (f) The issuance of shares of Stock to Grantees or to their legal representatives shall be subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

         (g) In the case of a grant of an Option or Stock Award to any Employee or Consultant of a Subsidiary, the Corporation may, if the Board so directs, issue or transfer the shares covered by the Option or Stock Award to the Subsidiary, for such lawful consideration as the Board may specify, upon the condition or understanding that the Subsidiary will transfer the shares to the Employee or Consultant in accordance with the terms of the Plan and the stock option agreement relating to such Option.

Section 14. Amendment or Termination

         (a) The Board may, at any time, alter, amend, suspend, discontinue or terminate this Plan; provided, however, that no such action shall adversely affect the rights of Grantees to Options or Stock Awards previously granted hereunder and, provided further, however, that any shareholder approval necessary or desirable in order to comply with Section 422 or 162(m) of the Code (or other applicable law or regulation) shall be obtained in the manner required therein.

         (b) If Stock Awards are granted as "qualified performance-based compensation" under Section 10 above, the Plan must be reapproved by the shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the provisions of Section 10, if required by Section 162(m) of the Code or the regulations thereunder.

Section 15. Duration of Plan

         This Plan is effective upon its adoption by the Board on July 26, 2000, subject to the approval of the Corporation's stockholders at the next annual meeting following such adoption. This Plan shall terminate ten years from the date of Board approval, and no Option or Stock Award may be granted under the Plan thereafter, but such termination shall not affect any Options or Stock Awards theretofore granted.